As filed with the Securities and Exchange Commission on August 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Mississippi	64-0862173
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi 39402
(601) 268-8998

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Beach Community Bank 2018 Stock Option Plan

(Full title of the plan)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a)    The documents constituting Part I of this Registration Statement will be provided as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, The First Bancshares, Inc. (“First Bancshares” or the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Donna T. (Dee Dee) Lowery, Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 11, 2022;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022;

(c)	The Company’s Current Reports on Form 8-K filed on January 18, 2022, January 26, 2022, February 8, 2022, March 10, 2022, April 26, 2022, April 27, 2022, May 2, 2022, May 19, 2022, May 23, 2022, July 6, 2022, July 27, 2022, and July 28,2022;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2021;

(e)	The description of the Company’s Common Stock contained in its Registration Statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description; and

(f)	All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any documents or portions thereof, whether referenced above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 79-4-8.50 through 79-4-8.59 of the Mississippi Business Corporation Act (“MBCA”) provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.

Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.

To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.

Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.

In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 29, 2016).

4.2	Amendment to Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 10-Q filed on August 9, 2018).

4.3	Amended and Restated Bylaws of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 18, 2016).

5.1*	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2*	Consent of Forvis, LLP (formerly BKD, LLP).

23.3*	Consent of Crowe LLP.

24.1	Power of Attorney (included on signature page).

Exhibit Number	Description

99.1*	Beach Community Bank 2018 Stock Option Plan.

107*	Filing Fee Table

*       Filed herewith.

Item 9.	Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on August 1, 2022.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole, Jr. and Donna T. (Dee Dee) Lowery, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Ricky Gibson	Chairman of the Board and Directors	August 1, 2022
E. Ricky Gibson

/s/ M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and	August 1, 2022
M. Ray (Hoppy) Cole, Jr.	Chief Executive Officer (Principal Executive Officer)

/s/ Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer	August 1, 2022
Donna T. (Dee Dee) Lowery	(Principal Financial Officer and Principal Accounting Officer)

/s/ Rodney D. Bennett	Director	August 1, 2022
Rodney D. Bennett

/s/ David W. Bomboy	Director	August 1, 2022
David W. Bomboy

/s/ Charles R. Lightsey	Director	August 1, 2022
Charles R. Lightsey

/s/ Fred A. McMurry	Director	August 1, 2022
Fred A. McMurry

/s/ Thomas E. Mitchell	Director	August 1, 2022
Thomas E. Mitchell

/s/ Renee Moore	Director	August 1, 2022
Renee Moore

/s/ Ted E. Parker	Director	August 1, 2022
Ted E. Parker

/s/ J. Douglas Seidenburg	Director	August 1, 2022
J. Douglas Seidenburg

/s/ Andrew D. Stetelman	Director	August 1, 2022
Andrew D. Stetelman